Exhibit 99.1

For immediate release
August 13, 2024
Star Equity Holdings, Inc. Announces 2024 Second Quarter Financial Results

Timber Technologies acquisition marks major Company milestone; diversifies Building Solutions division revenue streams and improves Star’s overall cash flow and profitability

Recent sale-leaseback transactions significantly improve liquidity position and ability to execute growth strategy

Announces $1 million common stock repurchase program

Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star” or the “Company”), a diversified holding company, reported today its financial results for the second quarter (Q2) ended June 30, 2024. All 2024 and 2023 amounts in this release are unaudited.
Following the sale of our Digirad Health business on May 4, 2023, all financial results for the 2023 reporting period, unless stated otherwise, relate to continuing operations, which currently include two divisions: Building Solutions (formerly known as Construction) and Investments.
Q2 2024 Financial Highlights vs. Q2 2023 (unaudited)
•Revenues increased by 51.6% to $13.5 million from $8.9 million.
•Gross profit decreased by 14.9% to $2.2 million from $2.6 million.
•Net loss from continuing operations was $3.8 million (or $1.19 per basic and diluted share) compared to net loss from continuing operations of $1.4 million (or $0.44 per basic and diluted share).
•Non-GAAP adjusted net loss was $0.9 million (or $0.29 per basic and diluted share) compared to net loss of $0.9 million (or $0.29 per basic and diluted share).
•Non-GAAP adjusted EBITDA was a loss of $0.5 million versus a loss of $0.8 million.

Year-to-Date 2024 Financial Highlights vs. Year-to-Date 2023 (unaudited)
•Revenues increased by 6.4% to $22.6 million from $21.2 million.
•Gross profit decreased by 44.8% to $3.8 million from $6.9 million.
•Net loss from continuing operations was $6.0 million (or $1.90 per basic and diluted share) compared to a net loss from continuing operations of $1.4 million (or $0.43 per basic and diluted share).
•Non-GAAP adjusted net loss from continuing operations was $2.3 million (or $0.73 per basic and diluted share) compared to a net loss of $1.1 million (or $0.36 per basic and diluted share).
•Non-GAAP adjusted EBITDA from continuing operations was a loss of $1.6 million versus a loss of $36 thousand.

Rick Coleman, Chief Executive Officer, noted, “In the second quarter of 2024, Building Solutions revenue increased versus the second quarter of 2023, while gross margin declined – primarily due to a one-time purchase price accounting adjustment related to our second quarter 2024 Timber Technologies acquisition. Our sales pipeline remains strong, but consistent with industry trends, the conversion of these opportunities to signed backlog has been slower than historical norms. Despite continued demand for new projects, the ongoing effects of credit tightening have created financing challenges and project timing delays for our partners and customers. We’re optimistic about new construction opportunities in the markets we serve, and believe the current macroeconomic impacts are temporary.”
Mr. Coleman added, “We are very pleased with the integration of our May 17, 2024 Timber Technologies acquisition, which we believe will generate considerable value for our shareholders. As we’ve noted in previous quarters, identifying, evaluating, and completing accretive acquisitions remains an important pillar of our holding company growth strategy for delivering shareholder value. We remain focused on all elements of our growth strategy including Building Solutions division expansion, acquisitions in new industries, and exploring new opportunities at our Investments division.”

Mr. Coleman concluded, “Subsequent to quarter end, we recently closed two sale-leaseback transactions for our South Paris, Maine and Big Lake, Minnesota facilities for a total of $8.3 million (net proceeds before capital gain taxes, if any), and at the same time entered into long-term lease agreements for both facilities. These transactions align well with our commitment to strategic capital allocation and prioritization of EBITDA-generating assets.”
Revenues
The Company’s Q2 2024 revenues increased 51.6% to $13.5 million from $8.9 million in Q2 2023.

Revenues in $ thousands	Q2 2024	Q2 2023	% change	6M 2024	6M 2023	% change
Building Solutions	$13,483	$8,893	51.6%	$22,601	$21,239	6.4%
Investments	194	158	22.8%	382	316	20.9%
Intersegment elimination	(194)	(158)	22.8%	(382)	(316)	20.9%
Total Revenues	$13,483	$8,893	51.6%	$22,601	$21,239	6.4%
Q2 2024 and 6M 2024 Building Solutions revenue increased by 51.6% and 6.4%, respectively, from the prior year as a result of the inclusion of revenues from TT from the date of acquisition and the inclusion of full year revenues from BLL which we acquired in the fourth quarter of 2023. These were partially offset by slower business activity at both KBS and EBGL. Economic headwinds, higher interest rates, and project delays contributed to the slowdown, which we believe is temporary. Specifically, some of our larger commercial projects expected to commence in the first half of 2024 were delayed into future periods. Our backlog and sales pipeline indicate continued strong demand for new projects, although the revenue impact and timing are uncertain.
Gross Profit

Gross profit (loss) in $ thousands	Q2 2024	Q2 2023	% change	6M 2024	6M 2023	% change
Building Solutions	$2,229	$2,664	(16.3)%	$3,907	$6,993	(44.1)%
Building Solutions gross margin	16.5%	30.0%	(13.5)%	17.3%	32.9%	(15.6)%
Investments	181	97	86.6%	265	192	38.0%
Intersegment elimination	(194)	(158)	22.8%	(382)	(316)	20.9%
Total gross profit	$2,216	$2,603	(14.9)%	$3,790	$6,869	(44.8)%
Total gross margin	16.4%	29.3%	(12.9)%	16.8%	32.3%	(15.5)%
Q2 2024 and 6M 2024 Building Solutions gross profit decreased 16.3% and 44.1% vs the same periods of last year. The decline for the 6M period was primarily due to fixed costs remaining at constant levels as revenue declined at KBS and EBGL, while the decline for the Q2 period was due to the one time purchase price accounting adjustment recorded of approximately $574 thousand related to the Timber Technologies acquisition.
Operating Expenses
On a consolidated basis, Q2 2024 sales, general and administrative (“SG&A”) expenses increased by $1.1 million, or 26.8%, versus the prior year period. SG&A as a percentage of revenue decreased in Q2 2024 to 39.6% versus 47.3% in Q2 2023. The major driver of the increase in SG&A was an impairment of approximately $1.3 million related to our cost method investment in TTG that we acquired as part of the Digirad sale. We recorded this impairment after consideration of the financial performance of TTG Parent LLC relative to comparable company valuation multiples.
Net Income
Q2 2024 net loss from continuing operations was $3.8 million, or $1.19 per basic and diluted share, compared to a net loss of $1.4 million, or $0.44 per basic and diluted share in the same period in the prior year. Q2 2024 non-GAAP adjusted net loss from continuing operations was $0.9 million, or $0.29 per basic and diluted share, compared to non-GAAP adjusted net income from continuing operations of $0.9 million, or $0.29 per basic and diluted share, in the prior year period.
Year-to-date 2024 net loss from continuing operations was $6.0 million, or $1.90 per basic and diluted share, compared to net loss of $1.4 million, or $0.43 per basic and diluted share, in the same period in the prior year. Year to date 2024 non-GAAP adjusted net loss from continuing operations was $2.3 million, or $0.73 per basic and diluted share, compared to adjusted net loss from continuing operations of $1.1 million, or $0.36 per basic and diluted share, in the prior year period.

Non-GAAP Adjusted EBITDA
Q2 2024 non-GAAP adjusted EBITDA was a loss of $0.5 million versus a loss of $0.8 million in the same quarter of the prior year, primarily due to decreased revenues. Year-to-date 2024 non-GAAP adjusted EBITDA was a loss of $1.6 million, compared to a loss of $36 thousand in year-to-date 2023, primarily due to lower margins at our Building Solutions division.

Operating Cash Flow
6M 2024 cash flow from operations was an outflow of $4.3 million, compared to an inflow of $1.9 million for Q2 2023. The decrease in net cash provided by operating activities is attributable to lower results from operations, particularly in our Building Solutions division, and increased net working capital expenditures.
Preferred Stock Dividends
In Q2 2024, the Company’s board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $0.5 million. The record date for this dividend was June 1, 2024, and the payment date was June 11, 2024.
NOL Carryforward
As of December 31, 2023, Star had $43.2 million of U.S. federal and state net operating losses (“NOL”), which the Company considers to be a valuable asset for its stockholders. Certain of these NOLs will expire in 2025 through 2042 unless previously utilized. In order to protect the value of the NOL for all stockholders, the Company has a rights agreement and charter amendment in place that limit beneficial ownership of the Company’s common stock to 4.99%. Stockholders who wish to own more than 4.99% of Star common stock, or who already own more than 4.99% of Star common stock and wish to buy more, may only acquire additional shares with the Board’s prior written approval.
Share Repurchase Program
On August 7th, 2024, the Company’s board of directors authorized a new stock repurchase program. Under this program, the Company is authorized to repurchase up to $1 million of its issued and outstanding shares of common stock.

Conference Call Information
A conference call is scheduled for 10:00 a.m. ET (7:00 a.m. PT) on August 13, 2024 to discuss the results and management’s outlook. The call may be accessed by dialing (833) 630-1956 (toll free) or (412) 317-1837 (international), five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.

Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA from continuing operations.” The most directly comparable measures for these non-GAAP financial measures are “net income (loss),” “net income (loss) per basic and diluted share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, unrealized gain (loss) on equity securities and lumber derivatives, litigation costs, transaction costs, financing costs, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2024.

About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with two divisions: Building Solutions and Investments. Prior to the May 4, 2023 sale of Digirad Health, Star Equity Holdings had three divisions: Healthcare, Building Solutions, and Investments.
Building Solutions
Our Building Solutions division operates in three businesses: (i) modular building manufacturing; (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations; and (iii) glue-laminated timber (glulam) column, beam, and truss manufacturing.

Investments
Our Investments division manages and finances the Company’s real estate assets as well as its investment positions in private and public companies.
Healthcare
Our Healthcare division, which operated as Digirad Health until the sale of Digirad Health on May 4, 2023, provided products and services in the area of nuclear medical imaging with a focus on cardiac health.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as pertains to (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, (ii) projections of income, EBITDA, earnings per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the cyclical nature of our operating businesses, the Company’s debt and its ability to repay, refinance, or incur additional debt in the future; the Company’s need for a significant amount of cash to service, repay the debt, and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations; the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand its business operations; the liability and compliance costs regarding environmental regulations; the lack of product diversification; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration; general economic and financial market conditions; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This press release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. Therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Rick Coleman	Lena Cati
Chief Executive Officer	Senior Vice President
203-489-9508	212-836-9611
rick.coleman@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Building Solutions**	$13,483	$8,893	$22,601	$21,239
Investments	—	—	—	—
Total revenues	13,483	8,893	22,601	21,239

Cost of revenues:
Building Solutions**	11,254	6,229	18,694	14,246
Investments	13	61	117	124
Total cost of revenues	11,267	6,290	18,811	14,370

Gross profit	2,216	2,603	3,790	6,869

Operating expenses:
Selling, general and administrative	5,339	4,209	9,433	7,893
Amortization of intangible assets	590	430	1,032	860
Total operating expenses	5,929	4,639	10,465	8,753

Income (loss) from continuing operations	(3,713)	(2,036)	(6,675)	(1,884)

Other income (expense):
Other income (expense), net	(334)	568	65	459
Interest income (expense), net	221	163	595	136
Total other income (expense), net	(113)	731	660	595

Income (loss) before income taxes from continuing operations	(3,826)	(1,305)	(6,015)	(1,289)
Income tax benefit (provision) from continuing operations	39	(61)	4	(61)
Income (loss) from continuing operations, net of tax	(3,787)	(1,366)	(6,011)	(1,350)
Income (loss) from discontinued operations, net of tax	—	26,957	—	27,376
Net income (loss)	(3,787)	25,591	(6,011)	26,026
Dividend on Series A perpetual preferred stock	(479)	(479)	(958)	(958)
Net income (loss) attributable to common shareholders	$(4,266)	$25,112	$(6,969)	$25,068

Net income (loss) per share
Net income (loss) per share, continuing operations
Basic and diluted*	$(1.19)	$(0.44)	$(1.90)	$(0.43)
Net income (loss) per share, discontinued operations
Basic and diluted*	$—	$8.68	$—	$8.82
Net income (loss) per share
Basic and diluted*	$(1.19)	$8.24	$(1.90)	$8.38
Net income (loss) per share, attributable to common shareholders
Basic and diluted*	$(1.34)	$8.09	$(2.20)	$8.08
Weighted-average common shares outstanding ***
Basic and diluted	3,172	3,104	3,170	3,104

Dividends declared per share of Series A perpetual preferred stock	$0.25	$0.25	$0.50	$0.50
*Earnings per share may not add due to rounding
**Formerly known as Construction
***All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (In thousands, except share amounts)

	June 30, 2024 (unaudited)	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$2,457	$18,326
Restricted cash	1,602	620
Investments in equity securities	3,833	4,838
Lumber derivative contracts	—	19
Accounts receivable, net of allowances of $230 and $191, respectively	6,213	6,004
Note receivable, current portion	399	399
Inventories, net	5,789	3,420
Other current assets	1,390	1,180
Assets held for sale	4,295	4,346
Total current assets	25,978	39,152
Property and equipment, net	10,513	3,482
Operating lease right-of-use assets, net	1,270	1,470
Intangible assets, net	20,377	12,518
Goodwill	7,878	4,438
Cost method investment	4,710	6,000
Notes receivable	8,640	8,427
Other assets	1,500	9
Total assets	$80,866	$75,496

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$1,867	$1,571
Accrued liabilities	2,628	1,506
Accrued compensation	1,065	1,772
Accrued warranty	47	44
Deferred revenue	845	1,377
Short-term debt	6,052	2,019
Operating lease liabilities	419	403
Finance lease liabilities	28	42
Total current liabilities	12,951	8,734
Long-term debt, net of current portion	8,275	—
Deferred tax liabilities	281	318
Operating lease liabilities, net of current portion	887	1,102
Finance lease liabilities, net of current portion	29	43
Total liabilities	22,423	10,197

Stockholders’ Equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at June 30, 2024. (Liquidation preference: $18,988,390 as of June 30, 2024 and December 31, 2023)	18,988	18,988
Series C Preferred stock, $0.0001 par value: 25,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 10,000,000 shares authorized; 3,224,550 and 3,165,243 shares issued and outstanding (net of treasury shares) at June 30, 2024 and December 31, 2023, respectively *	2	2
Treasury stock, at cost; 51,770 shares at June 30, 2024 and December 31, 2023, respectively *	(5,728)	(5,728)
Additional paid-in capital	159,281	160,126
Accumulated deficit	(114,100)	(108,089)
Total stockholders’ equity	58,443	65,299
Total liabilities and stockholders’ equity	$80,866	$75,496
*All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) from continuing operations	$(3,787)	$(1,366)	$(6,011)	$(1,350)
Acquired intangible amortization	590	430	1,032	860
Unrealized loss (gain) on equity securities (1)	303	(945)	75	(947)
Unrealized loss (gain) on lumber derivatives (2)	(1)	(104)	19	(147)
Litigation costs	46	—	55	—
Transaction costs related to sale (3)	(9)	1,158	92	—
Transaction costs related to mergers and acquisitions (4)	112	—	544	—
Purchase accounting adjustment (5)	574	—	574	—
Impairment of cost method investment	1,290	—	1,290	—
Financing costs (6)	7	54	15	149
Income tax (benefit) provision	(39)	61	(4)	61
Non-GAAP adjusted net income (loss) from continuing operations	$(914)	$(890)	$(2,319)	$(1,128)

Net income (loss) from continuing operations per diluted share	$(1.18)	$(0.43)	$(1.88)	$(0.43)
Acquired intangible amortization	0.18	0.14	0.32	0.27
Unrealized loss (gain) on equity securities (1)	0.09	(0.30)	0.02	(0.30)
Unrealized loss (gain) on lumber derivatives (2)	—	(0.03)	0.01	(0.05)
Litigation costs	0.01	—	0.02	—
Transaction costs related to sale (3)	—	0.37	0.03	—
Transaction costs related to mergers and acquisitions (4)	0.03	—	0.17	—
Purchase accounting adjustment (5)	0.18	—	0.18	—
Impairment of cost method investment	0.40	—	0.40	—
Financing costs (6)	—	0.02	—	0.05
Income tax (benefit) provision	(0.01)	0.02	—	0.02
Non-GAAP adjusted net income (loss) from continuing operations per basic and diluted share (7)	$(0.29)	$(0.29)	$(0.73)	$(0.36)
(1)Reflects adjustments for any unrealized gains or losses in equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)Reflects one time transaction costs related to the sale of the Healthcare Division.
(4)Reflects one time transaction costs related to potential mergers and acquisitions.
(5)Reflects the one time purchase accounting adjustment related to the fair value of inventory and impacted net income.
(6)Reflects financing costs from our credit facilities.
(7)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal the total for the year, and the sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands)

For The Three Months Ended June 30, 2024	Building Solutions		Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$(1,115)		$(1,265)	$(1,407)	$(3,787)
Depreciation and amortization	774		13	8	795
Interest (income) expense	138		(199)	(160)	(221)
Income tax (benefit) provision	—		—	(39)	(39)
EBITDA from continuing operations	(203)		(1,451)	(1,598)	(3,252)

Unrealized loss (gain) on equity securities (1)	—		303	—	303
Unrealized loss (gain) on lumber derivatives (2)	(1)		—	—	(1)
Interest income(3)	—		360	—	360
Litigation costs	—	—	—	46	46
Stock-based compensation	14		—	56	70
Transaction costs related to sale (4)	—		—	(9)	(9)
Transaction costs related to mergers and acquisitions (5)	—		—	112	112
Purchase accounting adjustment (6)	574		—	—	574
Impairment of cost method investment	—		1,290	—	1,290
Financing costs (7)	7		—	—	7
Non-GAAP adjusted EBITDA from continuing operations	$391		$502	$(1,393)	$(500)

For The Three Months Ended June 30, 2023	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$200	$992	$(2,558)	$(1,366)
Depreciation and amortization	510	61	8	579
Interest (income) expense	16	(105)	(74)	(163)
Income tax (benefit) provision	—	—	61	61
EBITDA from continuing operations	726	948	(2,563)	(889)

Unrealized loss (gain) on equity securities (1)	—	(945)	—	(945)
Unrealized loss (gain) on lumber derivatives (2)	(104)	—	—	(104)
Interest income(3)	—	246	—	246
Stock-based compensation	4	—	98	102
Transaction costs related to sale (4)	—	—	1,158	1,158
(Gain) Loss on sale of buildings	—	(424)	—	(424)
Financing costs (7)	48	6	—	54
Non-GAAP adjusted EBITDA from continuing operations	$674	$(169)	$(1,307)	$(802)

(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)We allocate all corporate interest income to the Investments Division.
(4)Reflects one time transaction costs related to the sale of the Healthcare Division.
(5)Reflects one time transaction costs related to potential mergers and acquisitions
(6)Reflects the one time purchase accounting adjustment related to the fair value of inventory and impacted net income.
(7)Reflects financing costs from our credit facilities.

For The Six Months Ended June 30, 2024	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$(2,040)	$(802)	$(3,169)	$(6,011)
Depreciation and amortization	1,341	117	25	1,483
Interest (income) expense	174	(390)	(379)	(595)
Income tax (benefit) provision	—	—	(4)	(4)
EBITDA	(525)	(1,075)	(3,527)	(5,127)

Unrealized loss (gain) on equity securities (1)	—	75	—	75
Unrealized loss (gain) on lumber derivatives (2)	19	—	—	19
Interest income (3)	—	770	—	770
Litigation costs (3)	—	—	55	55
Stock-based compensation	24	—	104	128
Transaction costs related to sale (4)	—	—	92	92
Transaction costs related to mergers and acquisitions (5)	—	—	544	544
Purchase accounting adjustment (6)	574	—	—	574
Impairment of cost method investment	—	1,290	—	1,290
Financing costs (7)	15	—	—	15
Non-GAAP adjusted EBITDA	$107	$1,060	$(2,732)	$(1,565)

For The Six Months Ended June 30, 2023	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$1,854	$941	$(4,145)	$(1,350)
Depreciation and amortization	1,015	124	12	1,151
Interest expense	45	(83)	(98)	(136)
Income tax (benefit) provision	—	—	61	61
EBITDA	2,914	982	(4,170)	(274)

Unrealized loss (gain) on equity securities (1)	—	(947)	—	(947)
Unrealized loss (gain) on lumber derivatives (2)	(147)	—	—	(147)
Interest Income	—	246	—	246
Stock-based compensation	9	—	194	203
Transaction costs	—	—	1,158	1,158
Gain on sale of assets	—	(424)	—	(424)
Financing costs (7)	132	17	—	149
Non-GAAP adjusted EBITDA	$2,908	$(126)	$(2,818)	$(36)
(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)We allocate all corporate interest income to the Investments Division.
(4)Reflects one time transaction costs related to the sale of the Healthcare Division.
(5)Reflects one time transaction costs related to potential mergers and acquisitions.
(6)Reflects the one time TT purchase accounting adjustment related to the fair value of inventory and impacted net income.
(7)Reflects financing costs from our credit facilities.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited) (In thousands)
A summary of the Company’s credit facilities are as follows:

	June 30, 2024		December 31, 2023
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Premier EBGL	$3,379	9.25%	$2,019	9.25%
Revolving Credit Facility - KeyBank KBS	$1,048	7.50%	$—	—%
Total Short-term Revolving Credit Facilities	$4,427	8.84%	$2,019	9.25%
Bridgewater - TT Term Loan	$1,400	7.85%	$—	—%
Term Loan Secured by Mortgage	225	7.50%	—	—%
Total Short-term debt	$6,052	8.45%	$2,019	9.25%

Bridgewater - TT Term Loan, net of current portion	$5,500	7.85%	$—	—%
Term Loan Secured by Mortgage, net of current portion	2,775	7.50%	—	—%
Long Term Debt, net of current portion	$8,275	7.75%	$—	—%

Total Debt	$14,327	8.08%	$2,019	9.25%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited) (In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue by segment:
Building Solutions	$13,483	$8,893	$22,601	$21,239
Investments	194	158	382	316
Intersegment elimination	(194)	(158)	(382)	(316)
Consolidated revenue	$13,483	$8,893	$22,601	$21,239

Gross profit (loss) by segment:
Building Solutions	$2,229	$2,664	$3,907	$6,993
Investments	181	97	265	192
Intersegment elimination	(194)	(158)	(382)	(316)
Consolidated gross profit	$2,216	$2,603	$3,790	$6,869

Income (loss) from continuing operations by segment:
Building Solutions	$(842)	$199	$(1,740)	$1,981
Investments	(1,191)	(437)	(1,147)	(456)
Corporate, eliminations and other	(1,680)	(1,798)	(3,788)	(3,409)
Segment income (loss) from operations	$(3,713)	$(2,036)	$(6,675)	$(1,884)

Depreciation and amortization by segment:
Building Solutions	$774	$510	$1,341	$1,015
Investments	13	61	117	124
Star Equity corporate	8	8	25	12
Total depreciation and amortization	$795	$579	$1,483	$1,151